UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 14, 2003

CoBiz Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-24445	84-0826324
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

821 17th Street

Denver, Colorado 80202

(Address of principal executive offices)

(303) 293-2265
(Registrant’s telephone number, including area code)

Item 5.  Other Events.

On April 14, 2003, we acquired Financial Designs Ltd. (“FDL”), a provider of wealth transfer and employee benefit services based in Denver, Colorado. The acquisition of FDL was completed through a merger of FDL into CoBiz Connect, Inc., a wholly owned subsidiary of CoBiz that has provided employee benefits consulting services since 2000.  The surviving corporation will continue to use the FDL name.  In the acquisition, the former shareholders of FDL received (i) $2,139,994.58 in cash, (ii) 222,315 shares of our common stock, and (iii) rights to receive the earn-out payments described below.

The earn-out payments to which the former shareholders of FDL are entitled are based on the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of FDL for each of the years 2003 through 2006.  The earn-out payment for each year will equal five times any increase of up to $1 million of that year’s EBITDA over the prior year’s EBITDA, and seven times any increase in excess of $1 million of that year’s EBITDA over the prior year’s EBITDA.  For that purpose, FDL’s EBITDA for 2002 and 2003 are subject to certain agreed adjustments.  All earn-out payments will be made 50% in cash and 50% in our common stock, valued at fair market value (as defined in the merger agreement) as of the date that we announce our earnings for the year in respect of which the earn-out payment is made.

The shares issued at the closing of the transaction constitute approximately 1.66% of our outstanding common stock.

On April 14, 2003, we issued a press release announcing the acquisition of FDL, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

	(c)	Exhibits

	99.1	Press release issued by CoBiz Inc. on April 14, 2003.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBIZ INC.

Date: April 16, 2003	By: /s/ Richard J. Dalton
Richard J. Dalton
Executive Vice President and and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

(c)	Exhibits

99.1	Press release issued by CoBiz Inc. on April 14, 2003.